<Letterhead of WHY USA
NORTH AMERICA
appears here>

March 13, 2000

Marvin G Hansen
11196 Scott Road
Arbor Vitae, WI 55456-0890

Dear Marvin,

This is to formally offer you the position as Regional Sales Representative for WHY USA North America, Inc. servicing the Wisconsin and Michigan areas. These states are considered "protected" territory and franchise sales closed by anyone in this territory will be considered sold by Marvin G. Hansen. <A hand written note is inserted here saying "except Dale Erks in Wisc" and initialed by the parties.>

As per our discussions, we offer a starting salary of $461.54 per pay period, which occurs on a bi-weekly basis and, commission on sales. Commission will be paid out as follows: commissions would be $2,750.00 each plus 1,000 shares of stock. In addition should you sell 10 units in the first year, the company will issue to you a $10,000 bonus in cash or stock. This could be reconfigured each year. We will also cover your business expenses up to $1,400 per month which you will need to document by receipts and a WHY USA expense sheet. Items covered under the heading of expenses include travel by auto or air, phone service and calls, office supplies, lodging, meals and business entertainment. Travel by auto will need to be recorded by odometer readings and will be reimbursed at the currently allowed IRS rate WHY USA North America, Inc. will also pay 1/2 of your current monthly medical/dental premium until WHY USA offers its own group insurance plan.

In addition to the wage, commission and expenses we will make available a 401(k) product at the company's discretion which will be unmatched by the company. Also as per our discussion, the standard the standard holidays and days of vacation will be covered under fringe benefits.

In the event that WHY USA North America, Inc. buys, or merges with United Country Real Estate, we will pay you $500 cash or stock bonus for any offices that convert to WHY USA upon their first anniversary of conversion.

I believe this to cover all the pertinent items, and look forward to your review. I will send a hard copy for original signatures that we both understand and agree to the above. Look forward to having you as part of the WHY USA team.

Sincerely,

/s/ David 0. Thomas
David 0. Thomas
President

cc: Don Riesterer, Northwest Financial Group
    File

I have reviewed the above offer and accept it. I will confirm my start date, which I anticipate as March 15, 2000 upon notification of my current employer.

/s/ Marvin Hansen
Marvin Hansen

<Letterhead of
WHY USA
NORTH AMERICA
appears here>

October 28, 1999

Donna Dwyer-VanZandt
1108 Joy Dr.
Waco, Texas 76708

Re: Regional Sales Representative Employment Offer

Dear Donna,

This is to formally offer you the position as Regional Sales Representative for WHY USA North America, Inc. servicing the state of Texas.

As per our discussions we offer a starting salary of $2,500.00 per pay period which occurs on a bi-weekly basis and commission on sales. Commission will be paid out as follows: for the first five units sold commission would be $2K each. The second five would be at $2,500 and the third five and all subsequent sales at $3K. This could be reconfigured each year. In addition we offer an amount up to $2,000 per month to cover expenses which you will need to document by receipts and an expense sheet. Items covered under the heading of expenses include travel by auto or air, phone service and calls, office supplies, lodging and meals. We will also provide you with a company owned laptop computer.

In addition to the wage, commission and expenses we will make available a 401(k) product at the companies discretion which will be unmatched by the company. Also as per our discussion the standard holidays and fifteen days of vacation will be covered under fringe benefits.

I believe this to cover all the pertinent items, and look forward to your review. I will send a hard copy for original signatures that we both understand and agree to the above. Look forward to having you as part of the WHY USA team.

Sincerely,

/s/ David O. Thomas
David 0. Thomas
President

Cc: file

I have reviewed the above offer and accept it. I will confirm my start date upon notification of my current employer.

/s/ Donna Dwyer VanZandt
Donna Dwyer VanZandt

<Letterhead of WHY USA North America, Inc. appears here>


July 11, 2000


Ms. Donna Dwyer
1108 Joy Drive
Waco, TX 76708

Dear Donna:

This letter is to confirm our phone conversation regarding the change in your compensation package.

I apologize for the error that has occurred with the paycheck to be issued this week. The adjustments submitted to payroll were incorrect. I have requested an adjustment from payroll in the amount of $96.15 that will show on the paycheck issued on 7/28/00.

Effective July 1, 2000 the following changes will be implemented:

        * Your salary will be reduced to $1250.00 per pay period, which occurs on a bi-weekly basis.

        * Your commission schedule for franchise units sold will be as follows:

               1st five units sold - $3500 each
               2nd five units sold - $4000 each
               3rd five and all subsequent sales - $4500 each

        * In the event you have not sold a unit by July 31, 2000, the salary of $1250.00 will be eliminated and compensation will be received only in the event of a franchise sale.

I believe this to cover all the pertinent items. If you should have any further questions or concerns, please feel free to contact me.

Sincerely,

Jay Luck Director of Sales and Marketing
Each Office Independently Owned and Operated